Exhibit 10.21

FY__ Performance Unit Award Agreement

ENERGY XXI SERVICES, LLC
2006 LONG-TERM INCENTIVE PLAN
PERFORMANCE UNIT AWARDS AGREEMENT

This Performance Unit Awards Agreement (the “Agreement”), made as of the __ day of _________, 20__ (the “Grant Date”), by and between Energy XXI Services, LLC (the “Employer”), Energy XXI (Bermuda) Limited, a Bermuda entity (the “Company”) and ______________ (the “Grantee”), evidences the grant by the Employer of (“Performance Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Energy XXI Services, LLC 2006 Long-Term Incentive Plan, as amended or restated from time to time (the “Plan”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan. The Employer, the Company and the Grantee agree as follows:

1.          Purpose for Award. The Grantee hereby receives as of the date hereof a Performance Unit Award of Performance Units pursuant to the terms of this Agreement (the “Grant”). This Grant is intended to reward the Grantee for future increases in the value of the Company’s Common Stock. All calculations required pursuant to this Agreement shall be made by the Committee and shall be final and binding on the Grantee. The Grant is comprised of both Time-Based Performance Units (25% of total award) and TSR Modified Performance Units (75% of total award).

(a)          Calculation of Time-Based Units. The amount payable to the Grantee pursuant to the Time-Based Performance Units shall be determined as of the applicable Vesting Date pursuant to Section 3(a) or the payment event pursuant to Section 3(b), and shall be based upon the number of Time-Based Performance Units which vest/are payable as of such date multiplied by the Adjusted Notional Value (defined below). This calculation will be made by the Committee.

(b)          Calculation of TSR Modified Performance Units.

(i)          Basic calculation of TSR Modified Performance Units. The amount payable to the Grantee pursuant to the TSR Modified Performance Units shall be determined as of the applicable Vesting Date pursuant to Section 3(a) or the payment event pursuant to Section 3(b). Such amount shall be based upon the number of TSR Modified Performance Units which vest/are payable as of such date multiplied by the Adjusted Notional Value. This amount shall then be multiplied by the appropriate “TSR Unit Number Modifier” set forth on Exhibit A to determine the amount (if any) payable as of such date.

(ii)         Make-up calculation of TSR Modified Performance Units. In addition, solely in the event of vesting pursuant to Section 3(a) below on July 21, 2015, the following special “make-up” adjustment will apply if either of the prior two Vesting Dates (defined below), the TSR Unit Number Modifier was lower than the TSR Unit Number Modifier on July 21, 2015 (respectively, the “2013 TSR Unit Number Modifier,” the “2014 TSR Unit Number Modifier,” and the “2015 TSR Unit Number Modifier”). In the event the “make-up” adjustment described in the preceding sentence is appropriate, an amount in addition to the amount set forth in Section 1(b)(i) will be payable to the Grantee pursuant to Section 4 with respect to the TSR Modified Performance Units at the time provided with respect to the Vesting Date occurring on July 21, 2015 (the “Make-Up Adjustment”). The Make-Up Adjustment is equal to the difference in the number of units that originally vested and the number of units that would have vested if the third year Unit Number Modifier had been applied, multiplied by the ending unit value.

FY___ Performance Unit Award Agreement

2.          Performance Units Value.

(a)          Performance Unit Value. Each Performance Unit will have an initial notional value of five dollars ($5.00) per Performance Unit. At the applicable Vesting Date under Section 3(a) or the payment event under Section 3(b), the notional value of each Performance Unit shall be adjusted by the Committee to reflect the appreciation (if any) of the Common Stock (the “Adjusted Notional Value”), determined as follows:

$5.00 + ($5.00 x [appreciation of the Common Stock above $ /share, expressed as a percentage]) = Adjusted Notional Value.

If the value of the Common Stock has not increased above $ /share as of the applicable determination date, then the Adjusted Notional Value shall be five dollars ($5.00).

(b)          Accounts. The Employer shall in accordance with the Plan establish and maintain a bookkeeping account for the Grantee (the “Performance Unit Account”), and such account shall be credited with the number of Performance Units granted to the Grantee. The Employer may establish separate bookkeeping accounts for the Time-Based Performance Units and the TSR Modified Performance Units which collectively will constitute the Performance Unit Account.

(c)          Transfer. Until the Performance Units awarded to the Grantee shall have vested, the Performance Units nominally credited to the Grantee’s Performance Unit Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

3.          Vesting.

(a)          Vesting Dates. The Performance Units covered by this Agreement shall vest ratably over three (3) years, provided that Grantee is still employed by the Employer (or the Company or any Affiliate) on such each of these dates as follows: July 21, 2013, 2014; and 2015 (the “Vesting Dates”). Except as provided in Section 3(b) below, if the Grantee ceases to be employed by the Employer (or the Company or any Affiliate) for any other reason at any time prior to the applicable Vesting Date, the unvested Performance Units shall automatically be forfeited upon such cessation of employment.

(b)          Additional Vesting Events. Notwithstanding Section 3(a) above, all outstanding Performance Units that have not previously been forfeited pursuant to Section 3(a) shall become immediately payable upon: (i) the death of the Grantee; (ii) Disability of the Grantee; or (iii) a Change of Control of the Company.

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FY___ Performance Unit Award Agreement

4.          Time and Form of Payment.

(a)          Generally. Except as provided below, payment shall be made in cash or Common Stock to the Grantee (at the sole discretion of the Committee) in a lump sum as soon as practicable after the Vesting Date, or event set forth in Section 3(b), and in any event, within 2 weeks after such date or event. To the extent that payment is made in Common Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Common Stock free of all restrictions hereunder, except for applicable federal securities laws restrictions.

(b)          Deferrable Units. Notwithstanding Section 4(a) above, settlement with respect to the value of the Performance Units awarded pursuant to this Agreement may be deferred pursuant to this Section 4(b) (the “Deferrable Performance Units”). In the event that the value of Performance Units to be paid with respect to the Deferrable Performance Units in connection with any Vesting Date is more than two-times the Grant Date Value, such excess shall not be paid pursuant to Section 4(a) but shall instead be paid pursuant to this Section 4(b) (the “Deferred Portion”). The Deferred Portion will be paid in cash or Common Stock (at the sole discretion of the Committee) in substantially equal installments on the first and second annual anniversaries of such Vesting Date regardless of continued employment of the Grantee. In the event vesting of the Deferrable Performance Units results from an event set forth in Section 3(b), this Section 4(b) will not apply and payment with respect to the Deferrable Performance Units will be made pursuant to Section 4(a); provided, however, in the event of a Change of Control of the Company that does not constitute a distribution event under Section 409A(a)(2)(A)(v) of the Code, the Deferrable Performance Units will vest upon the occurrence of such Change of Control but the deferred payment provisions of this Section 4(b) will apply to payment of the Deferred Portion. To the extent that payment is made in Common Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Common Stock free of all restrictions hereunder, except for applicable federal securities laws restrictions. For purposes of clarity, the Deferred Portion is intended to constitute a “payment” within the meaning of Treasury Regulation § 1.409A-2(b)(2) separate from the remaining amounts payable pursuant to this Agreement, which remaining amounts are intended to constitute a “payment,” within the meaning of Treasury Regulation § 1.409A-2(b)(2), separate from the Deferred Portion and a “short term deferral” within the meaning of Treasury Regulation § 1.409A-1(b)(4).

5.          Compliance with Laws and Regulations. The issuance of shares of Common Stock upon vesting of the Performance Units shall be subject to compliance by the Employer, the Company and the Grantee with all applicable requirements of securities laws, other applicable laws and regulations of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the shares of Common Stock with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

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FY___ Performance Unit Award Agreement

6.          Tax Withholding. The Employer and the Company may deduct from any payment of any kind otherwise due to the Grantee (including payments due when the Performance Units vest) any federal, state or local taxes of any kind required by law to be withheld with respect to the payment of Performance Units. Alternatively, the Grantee may no later than the date as of which the Performance Units vest, pay to the Employer or the Company (in cash or to the extent permitted by the Committee, Common Stock held by the Grantee whose Fair Market Value on the day preceding the date the Performance Units vests or is payable is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Performance Units that vest or become payable.

7.          Nontransferability. This Award is not transferable.

8.          No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on the right of the Employer or the Company or any of its Affiliates to terminate the Grantee’s employment at any time, in absence of a specific written agreement to the contrary.

9.          Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

10.         Certain Restrictions. By executing this Agreement, Grantee acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Employer or the Company may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.

11.         Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Employer or the Company without the written consent of the Grantee.

12.         No Guarantee of Tax Consequences. Neither the Employer nor the Company makes any commitment or guarantee to Grantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

13.         Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Employer, the Company and all persons lawfully claiming under Participant.

14.         Committee Determinations. Every interpretation, decision or determination made by Committee pursuant to this Award shall be final and binding upon the Grantee, and may not be challenged or overturned, in whole or in part, except upon clear and convincing proof that such interpretation, decision or determination is an abuse of discretion.

15.         Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

[Signatures on following page]

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FY___ Performance Unit Award Agreement

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

ENERGY XXI SERVICES, LLC

By:
D. West Griffin
Chief Financial Officer

ENERGY XXI (BERMUDA) LIMITED, a Bermuda entity

By:
John D. Schiller, Jr.
Chairman and CEO

GRANTEE:

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FY__ Performance Unit Award Agreement

Exhibit A

	TSR Performance Goal	TSR Unit Number Modifier
Below Threshold	Below 5%	0%
Threshold	5% to below 10%	50%
Target	10% to below 20%	100%
Maximum	20% and above	200%

“Total Shareholder Return” (“TSR”) means the compounded annual closing stock price appreciation (including dividends, if any, to the extent paid) of the Common Stock for the period beginning on the Grant Date and ending on the date immediately preceding the applicable Vesting Date under Section 3(a)v or the payment event under Section 3(b).